UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported) September 28, 2012

CARLISLE COMPANIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-9278	31-1168055
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11605 North Community House Road, Suite 600, Charlotte, NC 28277

(Address of principal executive offices)

704-501-1100

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFS 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On September 28, 2012, Carlisle Companies Incorporated (the “Company”) approved plans with respect to its Carlisle FoodService Products segment, to close certain manufacturing and distribution facilities, relocate manufacturing previously conducted at these facilities to a third party, relocate distribution previously conducted at these facilities to other Company distribution facilities, and sell the facilities’ remaining assets.

In connection with its determination to close and consolidate these facilities, the Company has estimated that the following pre-tax charges will be incurred in the third and fourth quarters of 2012 (in $ millions):

	Third quarter 2012		Fourth quarter 2012
In millions	Cash	Non-cash	Cash	Non-cash

Total	$0.9	$3.5	$1.1	$0.1

Cash charges include severance, contract termination, consulting and legal services, and costs to relocate and retrofit plant and equipment.  Non-cash charges include $3.5 million of impairment of long-lived assets and $0.1 million of incremental depreciation expense.

The Company’s disposition plans could result in additional asset impairments, contract termination costs, and other charges depending upon the final outcome of the activities.

Item 2.06.    Material Impairments.

On September 28, 2012, the Company decided to abandon its flameless chafer product line.  The abandonment of the product line will result in a non-cash charge of $2.5 million in the third quarter of 2012 related to the impairment of prepaid royalties related to the product line.

Also see discussion above under “Item 2.05 Costs Associated with Exit or Disposal Activities.”

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 4, 2012		CARLISLE COMPANIES INCORPORATED

	By:	/s/ Steven J. Ford
Steven J. Ford, Vice President and Chief Financial Officer